United States Steel Corporation
Public Affairs
600 Grant Street
Pittsburgh, PA 15219-2800

News

Contacts:	Media Erin DiPietro (412) 433-6845 Investors/Analysts Dan Lesnak (412) 433-1184

FOR IMMEDIATE RELEASE

UNITED STATES STEEL CORPORATION REPORTS
2009 FOURTH QUARTER AND FULL-YEAR RESULTS

•	Fourth quarter net loss of $267 million, or $1.86 per share

•	Fourth quarter shipments of 4.7 million tons, an increase of 12 percent from third quarter 2009

•	Fourth quarter net sales of $3.4 billion, an increase of 19 percent from third quarter 2009

•	Strong liquidity position with $1.2 billion of cash and $2.5 billion of total liquidity

PITTSBURGH, January 26, 2010 – United States Steel Corporation (NYSE: X) reported a fourth quarter 2009 net loss of $267 million, or $1.86 per diluted share, compared to a third quarter 2009 loss of $303 million, or $2.11 per diluted share, and fourth quarter 2008 net income of $290 million, or $2.50 per diluted share.   For full-year 2009, U. S. Steel reported a net loss of $1,401 million, or $10.42 per diluted share, compared with full-year 2008 net income of $2,112 million, or $17.96 per diluted share.

Earnings Highlights

(Dollars in millions except per share data)	4Q 2009	3Q 2009	4Q 2008	2009	2008
Net sales	$3,354	$2,817	$4,502	$11,048	$23,754

Segment (loss) income from operations
Flat-rolled	$(284)	$(370)	$(21)	$(1,438)	$1,390
U. S. Steel Europe	(3)	7	(141)	(208)	491
Tubular	39	(21)	559	57	1,207
Other Businesses	3	5	21	(2)	77
Total segment (loss) income from operations	$(245)	$(379)	$418	$(1,591)	$3,165
Retiree benefit expenses	(35)	(33)	(18)	(134)	(22)
Other items not allocated to segments	(49)	-	122	41	(74)
(Loss) Income from operations	$(329)	$(412)	$522	$(1,684)	$3,069

Net interest and other financial costs	56	25	23	161	62

Income tax (benefit) provision	(117)	(130)	201	(439)	853

Less: Net (loss) income attributable to noncontrolling interests	(1)	(4)	8	(5)	42
Net (loss) income attributable to United States Steel Corporation	$(267)	$(303)	$290	$(1,401)	$2,112
- Per basic share	$(1.86)	$(2.11)	$2.50	$(10.42)	$18.04
- Per diluted share	$(1.86)	$(2.11)	$2.50	$(10.42)	$17.96

U. S. Steel Chairman and CEO John P. Surma said, “We reported a modest improvement in fourth quarter results as compared to the third quarter mainly due to higher average realized prices, increased shipments and higher utilization rates for our Flat-rolled operations, primarily driven by North American automotive and service center markets, and the return to profitability of our Tubular operations.”

The company reported a fourth quarter 2009 loss from operations of $329 million, compared with a loss from operations of $412 million in the third quarter of 2009 and income from operations of $522 million in the fourth quarter of 2008.  For the year 2009, loss from operations was $1,684 million versus income from operations of $3,069 million for the year 2008.

Other items not allocated to segments in the fourth quarter of 2009 consisted of a pre-tax charge of $49 million related to the accrual of estimated environmental remediation costs at a former production site. This item reduced fourth quarter 2009 net income by $31 million, or 21 cents per diluted share.  The third quarter 2009 loss from operations did not include any items not allocated to segments.  Other items not allocated to segments in the fourth quarter of 2008 increased net income by $76 million, or 65 cents per diluted share.

Net interest and other financial costs in the fourth quarter of 2009 included a foreign currency loss that decreased net income by $11 million, or 7 cents per share.  The net loss resulted from the remeasurement of an $892 million U.S. dollar-denominated intercompany loan to a European subsidiary, partially offset by gains on Euro-U.S. dollar derivatives activity.  This compares to a foreign currency gain that increased net income by $24 million, or 16 cents per diluted share, in the third quarter of 2009 and an immaterial foreign currency gain in the fourth quarter of 2008.

The effective tax benefit rate of 30 percent and 24 percent for the fourth quarter and full year 2009, respectively, is lower than the statutory rate primarily because losses in Canada and Serbia, which are jurisdictions where we have recorded a full valuation allowance on deferred tax assets, do not generate a tax benefit for accounting purposes.  Fourth quarter 2009 results included a $36 million, or 25 cents per diluted share, catch-up benefit adjustment as a result of an increase in the actual annual effective tax benefit rate as compared to our previous estimate.

Capital expenditures for 2009 of $472 million consisted largely of non-discretionary environmental and other infrastructure projects.  Only limited progress was made on certain projects of long-term strategic importance, as we substantially reduced our planned capital spending from $740 million to conserve liquidity.  This compares to capital expenditures of $735 million for 2008 and $692 million for 2007.

As of December 31, 2009, U. S. Steel had $1.2 billion of cash and $2.5 billion of total liquidity as compared to $0.7 billion of cash and $2.1 billion of total liquidity at December 31, 2008.

Reportable Segments and Other Businesses

Management believes segment income from operations is a key measure to evaluate ongoing operating results and performance.  U. S. Steel’s reportable segments and Other Businesses reported a segment loss from operations of $245 million, or $53 per ton, in the fourth quarter of 2009, compared with a loss of $379 million, or $91 per ton, in the third quarter of 2009 and income of $418 million, or $100 per ton, in the fourth quarter of 2008.

Fourth quarter results for the Flat-rolled segment improved from the third quarter, primarily due to the benefits of higher average realized prices, increased shipments, and reduced facility restart costs.  These favorable effects were somewhat offset by increased facility repair and maintenance costs as we completed maintenance work at a number of our steelmaking locations to improve available capacity in anticipation of increasing demand.  Shipments improved by 18 percent to 3.2 million tons while average realized prices increased by five percent to $633 per net ton.  In response to increased customer order rates, at the end of the fourth quarter, we were operating all of our available North American blast furnaces, except the #14 Blast Furnace at Gary Works and the one blast furnace at our Lake Erie Works, and we restarted our Keetac iron ore operations.  Our Lake Erie Works is not operating because our labor agreement has expired and we have not yet reached a successor agreement.  Raw steel capability utilization rates for the quarter increased to 64 percent versus 58 percent in the third quarter.  Fourth quarter results reflected continuing employee and other costs for idled facilities totaling approximately $80 million, primarily at our Lake Erie Works, compared to $165 million in the third quarter of 2009.

Fourth quarter results for U. S. Steel Europe (USSE) were slightly lower than the third quarter as USSE continued to operate at or near break even results.  As compared to the third quarter, the benefits of higher average realized prices were offset by higher costs for raw materials.  Raw steel capability utilization rates decreased to 80 percent in the fourth quarter versus 82 percent in the third quarter, as the impact from a planned maintenance outage for one of three blast furnaces at U. S. Steel Košice (USSK) was partially offset by increased production at U. S. Steel Serbia.  Shipments decreased by three percent to 1.2 million tons while reported average realized prices increased by eight percent to $664 per net ton.

Tubular returned to profitability with operating income of $39 million in the fourth quarter of 2009, a substantial improvement from the third quarter.  The improvement from third quarter results was mainly due to the benefits of higher shipments, operating efficiencies, and the favorable effect of adjustments related to employee layoff benefits and last-in, first-out (LIFO) inventory liquidations which totaled approximately $10 million.  Shipments were largely driven by increased demand for alloy and heat treated seamless tubular products, due in part to the continuing development of shale natural gas resources.  We also began to experience increased activity at our welded pipe facilities in East Texas.  Shipments increased by 37 percent to 207 thousand tons, a significant increase but still well below historical levels.  Our Tubular markets continue to be negatively affected by continued high levels of carbon grade oil country tubular goods inventories created by high amounts of unfairly traded and subsidized imports from China in prior quarters.  Average realized prices decreased by less than one percent to $1,462 per net ton.  Fourth quarter results reflected continuing employee and other costs for idled facilities totaling approximately $5 million, compared to $25 million in the third quarter of 2009.

Outlook

Commenting on U. S. Steel’s outlook, Surma said, “We expect to report an overall first quarter 2010 operating loss in line with the fourth quarter 2009 as gradually improving business conditions are not yet fully reflected in our operating results.  We continue to experience improved order rates from several of our end markets.  Automotive, service center, converter and appliance customer order rates in North America and Europe are at or near their highest levels in the last twelve months, while in other markets, such as construction in North America, demand remains soft, but due to the low levels of inventory and the anticipated seasonal increases in activity at the end of the first quarter, our construction order book remains stable.  A gradually strengthening economy should result in improvements in real demand, while apparent demand will likely be positively influenced by the restocking of the manufacturing supply chain, which we believe is under way.  Relatively low levels of flat-rolled product imports, if continued, are also expected to support improved order rates.  Our Tubular operations are also continuing to experience favorable demand trends, most notably in alloy product at our welded operations in East Texas.  At the same time, spot market prices are increasing across all of our segments in response to increased order rates and global raw material cost pressures.

We continue to believe that the U.S. and global economies are in the early stages of a gradual recovery.  While we are becoming more optimistic, primarily due to improvements we are starting to see in the manufacturing sector, we remain cautious in our outlook for end user demand.”

Flat-rolled results for first quarter 2010 are expected to be comparable to fourth quarter 2009 as the benefits of increases in average realized prices and shipments and reduced facility repair and maintenance costs are expected to be offset by the absence of approximately $55 million of favorable effects from LIFO inventory liquidations and adjustments to employee layoff benefits.  Average realized prices are expected to increase from fourth quarter 2009 as we expect to begin realizing the impact of increasing spot market prices later in the first quarter.  Increases in our index-based contract prices would be realized later as higher published market price assessments enter the index calculations for future periods.  We are currently making steel at six of our seven North American steelmaking locations, with the exception being our Lake Erie Works, which represents approximately ten percent of our annual Flat-rolled raw steel capability.  We expect to complete maintenance work on our largest blast furnace, the #14 Blast Furnace at Gary Works, late in the first quarter and have all available capacity in operation at these six locations before the end of the quarter.  Overall, raw steel capability utilization rates are expected to increase from the fourth quarter of 2009.

First quarter 2010 results for USSE are expected to be comparable to the fourth quarter 2009 as the benefits of increased shipments and operating efficiencies are expected to be offset by higher raw material costs.  While euro-based transaction prices are expected to be comparable to the fourth quarter, reported average realized prices are expected to be lower due to foreign currency translation effects.  We expect to complete maintenance work on the #3 Blast Furnace at USSK in early February and operate all five of our blast furnaces for the remainder of the quarter.

We expect our Tubular operations to remain profitable in the first quarter.  However, results are expected to decrease from the fourth quarter as the benefits of increased shipments are expected to be offset by increased costs as we continue to increase production to  meet increased order rates, as well as the absence of the $10 million of favorable fourth quarter items discussed above.  Seamless and welded tubular product prices are expected to improve throughout the quarter, as a result of recently enacted price increases.  However, reported average realized prices are expected to decrease slightly as compared to the fourth quarter due to a higher proportion of welded tubular product shipments.  We expect increased operating rates at all of our pipe facilities in the first quarter, most notably our welded pipe facility in East Texas.  These expected increases should also benefit our Flat-rolled operations that supply substrate requirements to our welded pipe facilities.

Capital expenditures for 2010 are expected to total approximately $530 million and remain focused largely on environmental and other infrastructure projects.  We continue to evaluate investments of long-term strategic importance, including projects to invest in production of coke and coke substitutes, given that some of our existing coke batteries are approaching the end of their useful lives, to reduce coke requirements in Serbia through coal injection, to enhance our Tubular operations in order to more efficiently serve customers’ increased focus on shale natural gas resources and to allow us to increase our participation in the automotive market as vehicle emission and safety requirements become more stringent.  In light of the significant capital commitment that such projects would entail over the next several years, we may seek to secure some long-term funding for such projects and general corporate purposes prior to committing to such projects.

Total costs for pension and other benefits plans are expected to be approximately $420 million in 2010 compared to $462 million in 2009.  Excluding the $93 million of charges in 2009 related to various workforce reduction programs and the sale of the Elgin, Joliet & Eastern Railway Company early last year, these costs are expected to increase by approximately $50 million in 2010.  Company payments for these plans in 2009 were $657 million, which included a voluntary contribution of $140 million to our main defined benefit pension plans, approximately $75 million related primarily to Voluntary Early Retirement Programs, and reflects the agreement with the United Steelworkers (USW) to defer the 2009 mandatory contribution of $75 million to retiree health and life insurance trusts until 2012.  In 2010, we expect to make payments of approximately $570 million before considering any voluntary contributions to our main defined benefit pension plan.  As also agreed with the USW, we could further reduce these payments by up to $75 million should we choose to use the 2008 mandatory contribution to cover 2010 retiree health and life insurance payments and then refund this amount in 2013.  At year-end, our pension plans were underfunded on an accounting basis by approximately $1.7 billion and other benefits plans were underfunded by approximately $2.9 billion as compared to an underfunded status of $2.0 billion for pension plans and $3.1 billion for other benefit plans as of December 31, 2008.

As discussed above, the geographical mix of our pre-tax results could have a material impact on our reported effective tax rate.

This release contains forward-looking statements with respect to market conditions, operating costs, shipments, prices, capital spending and employee benefit costs and payments.  U. S. Steel has been, and we expect will continue to be, negatively impacted by the current global credit and economic problems.  U. S. Steel cannot control or predict the extent and timing of economic recovery.  As the recovery occurs, U. S. Steel is incurring and will continue to incur costs to restart idled facilities and to rebuild working capital, but we cannot accurately forecast the amount of such costs.  Other more normal factors that could affect market conditions, costs, shipments and prices for both North American operations and USSE include, among others, global product demand, prices and mix; global and company steel production levels; plant operating performance; the timing and completion of facility projects, including the project at the #14 Blast Furnace at Gary Works and the #3 Blast Furnace at USSK; natural gas and electricity prices, usage and availability; raw materials and transportation prices and availability; international trade developments; the impact of fixed prices in energy and raw materials contracts (many of which have terms of one year or longer) as compared to short-term contract and spot prices of steel products; changes in environmental, tax, pension and other laws; the terms of collective bargaining agreements including any successor to the labor agreement covering our Lake Erie Works operations; employee strikes or other labor issues; power outages; and U.S. and global economic performance and political developments.  Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government and its agencies, including those related to CO2 emissions and climate change.  Economic conditions and political factors in Europe and Canada that may affect USSE’s and U. S. Steel Canada’s  results include, but are not limited to, taxation, nationalization, inflation, currency fluctuations, government instability, political unrest, regulatory actions, quotas, tariffs and other protectionist measures. Factors that may affect our decisions on the strategic initiatives discussed above include, among other things, the cost and availability of capital, the anticipated cost of additional facilities (whether built or acquired), current and anticipated future product demand in the automotive and shale natural gas markets, and availability of alternative sources of such products.  Factors that may affect our ability to construct new facilities include levels of cash flow from operations, general economic conditions, business conditions, cost and availability of capital, receipt of necessary permits, and unforeseen hazards such as contractor performance, material shortages, weather conditions, explosions or fires.  Factors that may affect the amount of net periodic benefit costs and payments include, among others, changes to laws affecting benefits, pension fund investment performance, liability changes and interest rates.  In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the Form 10-K of U. S. Steel for the year ended December 31, 2008, and in subsequent filings for U. S. Steel.

A Statement of Operations (Unaudited), Cash Flow Statement (Unaudited), Condensed Balance Sheet (Unaudited) and Preliminary Supplemental Statistics (Unaudited) for U. S. Steel are attached.

The company will conduct a conference call on fourth quarter earnings on Tuesday, January 26, at 3 p.m. EST.  To listen to the webcast of the conference call, visit the U. S. Steel web site, www.ussteel.com, and click on ”Overview” then “Current Information” under the “Investors” section.
For more information on U. S. Steel, visit our web site at www.ussteel.com.

2010-003

UNITED STATES STEEL CORPORATION
STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended			Year Ended December 31
	Dec. 31	Sept. 30	Dec. 31
(Dollars in millions)	2009	2009	2008	2009	2008

NET SALES	$3,354	$2,817	$4,502	$11,048	$23,754

OPERATING EXPENSES (INCOME):
Cost of sales (excludes items shown below)	3,348	2,902	3,831	11,597	19,723
Selling, general and administrative expenses	158	163	161	618	625
Depreciation, depletion and amortization	177	167	141	661	605
Loss (income) from investees	(3)	1	(1)	29	(93)
Net loss(gain) on disposal of assets	10	(1)	(9)	(124)	(17)
Other (income) loss, net	(7)	(3)	(143)	(49)	(158)
Total operating expenses	3,683	3,229	3,980	12,732	20,685
(LOSS) INCOME FROM OPERATIONS	(329)	(412)	522	(1,684)	3,069
Net interest and other financial costs	56	25	23	161	62
(LOSS) INCOME BEFORE INCOME TAXES AND NONCONTROLLING INTERESTS	(385)	(437)	499	(1,845)	3,007
Income tax (benefit) provision	(117)	(130)	201	(439)	853
Net (loss) income	(268)	(307)	298	(1,406)	2,154
Less: Net (loss) income attributable to the noncontrolling interests	(1)	(4)	8	(5)	42
NET (LOSS) INCOME ATTRIBUTABLE TO UNITED STATES STEEL CORPORATION	$(267)	$(303)	$290	(1,401)	$2,112

COMMON STOCK DATA:

Net income per share:
- Basic	$(1.86)	$(2.11)	$2.50	$(10.42)	$18.04
- Diluted	$(1.86)	$(2.11)	$2.50	$(10.42)	$17.96

Weighted average shares, in thousands:
- Basic	143,380	143,363	116,147	134,469	117,102
- Diluted	143,380	143,363	116,445	134,469	117,621

Dividends paid per common share	$.05	$.05	$.30	$.45	$1.10

UNITED STATES STEEL CORPORATION
CASH FLOW STATEMENT (Unaudited)

	Year Ended December 31
(Dollars in millions)	2009	2008

Cash provided from operating activities:
Net (loss) income	$(1,406)	$2,154
Depreciation, depletion and amortization	661	605
Pensions and other postretirement benefits	(203)	(502)
Deferred income taxes	(369)	366
Noncash other income	-	(150)
Net gains on disposal of assets	(124)	(17)
Changes in: Current receivables	735	(290)
Inventories	867	(376)
Current accounts payable and accrued expenses	(347)	81
Bank checks outstanding	12	(42)
Other operating activities	113	(171)
Total	(61)	1,658
Cash used in investing activities:
Capital expenditures	(472)	(735)
Capital expenditures – variable interest entities	(147)	(161)
Acquisition of noncontrolling interest of Z-Line Company	(24)	-
Acquisition of noncontrolling interests of Clairton 1314B Partnership, L.P.	-	(104)
Acquisition of pickle lines	-	(36)
Disposal of assets	366	24
Other investing activities	(97)	(20)
Total	(374)	(1,032)
Cash (used in) provided by financing activities:
Issuance of long-term debt	966	-
Repayments of long-term debt	(800)	(380)
Revolving credit facilities – borrowings	-	359
– repayments	-	(44)
Common stock issued	667	5
Common stock repurchased	-	(227)
Dividends paid	(56)	(129)
Other financing activities	161	111
Total	938	(305)
Effect of exchange rate changes on cash	(9)	2
Total net cash flow	494	323
Cash at beginning of the year	724	401
Cash at end of the year	$1,218	$724

UNITED STATES STEEL CORPORATION
CONDENSED BALANCE SHEET (Unaudited)

	Dec. 31	Dec. 31
(Dollars in millions)	2009	2008

Cash and cash equivalents	$1,218	$724
Receivables, net	1,567	2,288
Inventories	1,679	2,492
Other current assets	551	228
Total current assets	5,015	5,732
Property, plant and equipment, net	6,820	6,676
Investments and long-term receivables, net	695	695
Goodwill and intangible assets, net	2,006	1,891
Other assets	886	1,093
Total assets	$15,422	$16,087
Accounts payable	$1,457	$1,483
Payroll and benefits payable	779	967
Short-term debt and current maturities of long-term debt	19	81
Other current liabilities	144	247
Total current liabilities	2,399	2,778
Long-term debt, less unamortized discount	3,345	3,064
Employee benefits	4,218	4,767
Other long-term liabilities	481	419
United States Steel Corporation stockholders’ equity	4,676	4,895
Noncontrolling interests	303	164
Total liabilities and stockholders’ equity	$15,422	$16,087

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	December 31
(Dollars in millions)	2009	2009	2008	2009	2008

(LOSS) INCOME FROM OPERATIONS
Flat-rolled	$(284)	$(370)	$(21)	$(1,438)	$1,390
U. S. Steel Europe	(3)	7	(141)	(208)	491
Tubular	39	(21)	559	57	1,207
Other Businesses	3	5	21	(2)	77
Segment (Loss) Income from Operations	(245)	(379)	418	(1,591)	3,165
Retiree benefit expenses	(35)	(33)	(18)	(134)	(22)
Other items not allocated to segments:
Federal excise tax refund	-	-	-	34	-
Litigation reserve	-	-	-	45	(45)
Net gain on sale of assets	-	-	-	97	-
Environmental remediation charge	(49)	-	-	(49)	(23)
Workforce reduction charges	-	-	-	(86)	-
Contingent liability reversal	-	-	150	-	150
Labor agreement signing payments	-	-	-	-	(105)
Asset impairment charge	-	-	(28)	-	(28)
Flat-rolled inventory transition effects	-	-	-	-	(23)
Total (Loss) Income from Operations	$(329)	$(412)	$522	$(1,684)	$3,069

CAPITAL EXPENDITURES (a)
Flat-rolled	$107	$68	$108	$338	$465
U. S. Steel Europe	39	46	67	113	210
Tubular	3	3	11	12	29
Other Businesses	-	-	10	9	31
Total	$149	$117	$196	$472	$$735

____________________
(a)  Excludes capital spending by variable interest entities, which is not funded by U. S. Steel.

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Year Ended
	Dec. 31	Sept. 30 31	Dec. 31	December 31
(Dollars in millions)	2009	2009	2008	2009	2008

OPERATING STATISTICS
Average realized price: ($/net ton)(a)
Flat-rolled	633	605	805	651	780
U. S. Steel Europe	664	615	847	637	932
Tubular	1,462	1,474	2,675	1,755	2,041
Steel Shipments:(a)(b)
Flat-rolled	3,201	2,722	2,790	9,861	16,845
U. S. Steel Europe	1,246	1,285	908	4,463	5,651
Tubular	207	151	500	657	1,952
Total Steel Shipments	4,654	4,158	4,198	14,981	24,448
Intersegment Shipments:(b)
Flat-rolled to Tubular	253	123	420	498	1,877
Raw Steel-Production:(b)
Flat-rolled	3,932	3,548	2,736	11,724	19,190
U. S. Steel Europe	1,490	1,528	954	5,077	6,410
Raw Steel-Capability Utilization:(c)
Flat-rolled	64.2%	57.9%	44.7%	48.2%	79.0%
U. S. Steel Europe	79.9%	82.0%	51.1%	68.6%	86.6%

____________________
(a)  Excludes intersegment shipments.
(b)  Thousands of net tons.
(c)  Based on annual raw steel production capability of 24.3 million net tons for Flat-rolled and 7.4 million net tons for U. S. Steel Europe.